          Steve Russell, Chairman,                                  Exhibit 99.1
          Paul Will, CFO
          Celadon Group, Inc.
          One Celadon Drive
          Indianapolis, IN 46235-4207
          317-972-7000


In Chicago:
Karl Plath or Brien Gately
847-296-4200

FOR IMMEDIATE RELEASE

                CELADON GROUP REPORTS SEPTEMBER QUARTER EARNINGS

         o        OPERATING EARNINGS OF 17 CENTS PER SHARE

         o        IMPAIRMENT CHARGE TO REPLACE BALANCE OF 48' TRAILERS

         o        TRUCKERSB2B UP MORE THAN 30% IN REVENUE AND INCOME

INDIANAPOLIS, IN - OCTOBER 27, 2003- Celadon Group, Inc. (NASDAQ-CLDN) today reported first quarter net income of $1.3 million, or 17 cents per diluted share, before a charge for an impairment in the value of approximately 1,600 48-foot trailers earmarked for replacement. This result compares with net income of $1.4 million, or 18 cents per share, before a charge for refinancing the company's line of credit in the prior year's comparable period. A one-time, non-cash, after-tax charge of approximately $6.9 million was recognized for the impairment of the 48-foot trailers during the first quarter ended September 30, 2003. Net loss, including the impairment charge, was $5.5 million, or 72 cent loss per diluted share first quarter, compared with net income of $0.9 million, or 11 cents per diluted share, in the previous year. For the first quarter 2004 shares outstanding were 7.7 million compared to 8.1 million shares in the same period 2003.

Consolidated revenues rose to $95.7 million, up two percent from $93.6 million a year earlier. During the quarter, the company acquired certain assets of Highway Express, a truckload carrier based in Richmond, VA. Revenue from Highway, which primarily serves consumer non-durables customers, offset further reductions that were implemented in automotive freight.

Consolidated operating income excluding the impairment charge, was $3.9 million in both periods. Operating income for transportation operations for the quarter, excluding the impairment charge, was $3.5 million, approximately $0.1 million lower than the September 2002 quarter. An increase in the average rate per loaded mile of three percent, excluding fuel surcharge, and a reduction in deadhead as a percent of total miles from 8.2% to 7.7%, were offset by higher insurance expense, increased equipment costs, and a two percent reduction in miles per tractor during the quarter. For the month of September 2003, however, miles per tractor improved by two percent compared with September 2002.

Highway Express during the September quarter had a negative earnings impact as implementation costs offset the impact of the added business. As previously indicated, Highway is expected to be accretive in its first full quarter of operations.

TruckersB2B generated operating income of $0.4 million in the first quarter compared with $0.3 million in the prior year's comparable period. TruckersB2B revenue was $2.5 million in the quarter up from $1.9 million in the September 2002 quarter. Revenue reflects fees and rebates only, not the value of the goods and services related to these transactions.

Steve Russell, Chairman and C.E.O. indicated, "as previously discussed on the June 2003 earnings conference call, the company recorded an impairment write-down for the planned disposal of 48-foot trailers. In the past few years, the desirability for 48-foot trailers has diminished. As a result, the market value of 48-foot trailers has fallen significantly below both historical levels and the carrying values on our financial statements. Although we have continued to operate our 48-foot trailers, the market shows no sign of improvement and our utilization on these trailers continues to deteriorate. Shippers have been increasingly unwilling to use 48-foot trailers. Trailer length has become more important to the Company as we continue to shift into consumer non-durables and retail segments of the market, which are volume rather than weight sensitive. Accordingly, we have begun to order new 53-foot trailers to replace the 48-foot trailers."

Russell continued, "because of the change in purchase prices and residual values, we expect the annual expense per new model year trailer to be higher than the annual expense on the 48-foot trailers being replaced. We expect the increase in equipment costs to be offset by increased utilization of fewer replacement 53-foot trailers."

"The key operating trends of the business are clearly moving in the right direction. The year-over-year gain in the month of September 2003 in tractor utilization was the first month of year-over-year increase in some time. Revenue per mile continues to improve as we are enhancing our yield through lane flow changes and rate increases. The decision to dispose of 48-foot trailers and replace them with a fewer number of new 53-foot trailers should improve overall productivity. TruckersB2B revenue and operating income grew by more than 30% compared with the last year's September quarter," Russell concluded.

CONFERENCE CALL INFORMATION

An investor conference call is scheduled for Monday, October 27, at 10:00 a.m. (Eastern). Stephen Russell and management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial (201) 689-8359 at least five minutes prior to the start time. Otherwise, you may listen to the call via website: : http://www.viavid.net/detailpage.aspx?sid=000017BE

Celadon Group, Inc. is a truckload carrier headquartered in Indianapolis, that operates in the U.S., Canada and Mexico, and, is the majority owner of TruckersB2B, Inc., which is a provider of cost benefits to more than 15,000 member fleets. Please visit the company's websites at: www.celadongroup.com and www.truckersb2b.com.

The discussion set forth above as well as oral statements made by officers of the company relating thereto, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such comments are based upon information currently available to management and management's perception thereof as of the date of this press release. Actual results of the company's operations could materially differ from those forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, potential adverse affects of regulation; changes in competition and the effects of such changes; increased competition; change in fuel prices; changes in economic, political or regulatory environments; changes in the availability of a stable labor force; ability of the company to hire drivers meeting company standards; changes in management strategies; environmental or tax matters; and risks described from time to time in reports filed by the company with the Securities and Exchange Commission. Readers should take these factors into account in evaluating any such forward-looking statements.


                                - tables follow -

                     Key Financial and Operating Statistics
                  (Dollars in thousands, except share amounts)


                                                                              SEPTEMBER 30,        JUNE 30,
                                                                                   2003              2003
                                                                              -------------       ---------
      ASSETS                                                                   (UNAUDITED)
                                                                              -------------
Current assets:
     Cash and cash equivalents .........................................        $     863         $   1,088
     Trade receivables, net of allowance for doubtful accounts of
         $1,201 and $1,065 in 2004 and 2003, respectively ..............           48,257            44,182
     Drivers advances and other receivables ............................            4,040             3,432
     Prepaid expenses and other current assets .........................            8,417             7,101
     Tires in service ..................................................            4,125             4,714
     Income tax receivable .............................................              160                --
     Deferred income taxes .............................................            5,248             2,296
                                                                                ---------         ---------
         Total current assets ..........................................           71,110            62,813
Property and equipment, at cost ........................................          118,393           129,319
     Less accumulated depreciation and amortization ....................           43,947            52,352
                                                                                ---------         ---------
         Net property and equipment ....................................           74,446            76,967
Tires in service .......................................................            2,403             2,207
Goodwill ...............................................................           16,702            16,702
Other assets ...........................................................            4,119             3,384
                                                                                ---------         ---------
         Total assets ..................................................        $ 168,780         $ 162,073
                                                                                =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable ..................................................        $   6,673         $   4,204
     Accrued salaries and benefits .....................................            7,272             6,748
     Accrued insurance and claims ......................................            5,168             5,163
     Accrued owner-operator expense ....................................            3,137             2,728
     Accrued fuel expense ..............................................            3,148             3,138
     Other accrued expenses ............................................           11,795            11,074
     Current maturities of long-term debt ..............................            8,217             6,156
     Current maturities of capital lease obligations ...................           13,227            14,960
     Income tax payable ................................................               --               299
                                                                                ---------         ---------
         Total current liabilities .....................................           58,637            54,470
Long-term debt, net of current maturities ..............................           35,036            26,406
Capital lease obligations, net of current maturities ...................           11,032            13,272
Deferred income taxes ..................................................           12,438            10,648
Minority interest ......................................................               25                25
Stockholders' equity:
     Preferred stock, $1.00 par value, authorized 179,985 shares; no
         shares issued and outstanding .................................               --                --
     Common stock, $0.033 par value, authorized 12,000,000 shares
         issued 7,789,764 shares in 2004 and 2003 ......................              257               257
      Additional paid-in capital .......................................           60,121            60,092
      Retained deficit .................................................           (6,301)             (761)
      Accumulated other comprehensive loss .............................           (2,139)           (1,947)
      Treasury stock, at cost, 80,370 shares and 96,001 shares at
         September 30, 2003, and June 30, 2003, respectively ...........             (326)             (389)
                                                                                ---------         ---------
         Total stockholders' equity ....................................           51,612            57,252
                                                                                ---------         ---------
         Total liabilities and stockholders' equity ....................        $ 168,780         $ 162,073
                                                                                =========         =========

                                                          For the three months ended  For the three months ended
                                                                   September 30,             September 30,
                                                                       2003                      2002
                                                          --------------------------  --------------------------
Operating Statistics (U.S./Canada Truckload)
      Average revenue per loaded mile(*) .........                    $1.292                    $1.251
      Average revenue per total mile(*) ..........                    $1.193                    $1.148
      Avg. revenue per tractor per week (*) ......                    $2,634                    $2,587
      Average miles per tractor per week .........                     2,207                     2,253
      Average tractors ...........................                     2,228                     2,179
      Tractors at end of period (**) .............                     2,695                     2,668
      Trailers at end of period (**) .............                     7,624                     7,041

         *        EXCLUDES FUEL SURCHARGE

         **       TOTAL COMPANY FLEET


                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)



                                                                                FOR THE THREE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                2003                    2002
                                                                             ---------                ---------
Operating revenue ............................................               $  95,651                $  93,560

Operating expenses:
      Salaries, wages and employee benefits ..................                  29,831                   28,478
      Fuel ...................................................                  12,414                   10,687
      Operations and maintenance .............................                   8,183                    7,964
      Insurance and claims ...................................                   3,922                    3,469
      Depreciation, amortization and impairment charge (1) ...                  13,611                    3,534
      Revenue equipment rentals ..............................                   6,811                    5,902
      Purchased transportation ...............................                  19,694                   22,938
      Cost of products and services sold .....................                   1,655                    1,237
      Professional and consulting fees .......................                     528                      550
      Communications and utilities ...........................                   1,035                    1,063
      Operating taxes and licenses ...........................                   2,101                    1,939
      General and other operating ............................                   1,776                    1,863
                                                                             ---------                ---------
           Total operating expenses ..........................                 101,561                   89,624
                                                                             ---------                ---------
Operating income (loss) ......................................                  (5,910)                   3,936
                                                                             ---------                ---------

Other (income) expense:
      Interest income ........................................                     (16)                     (24)
      Interest expense(2) ....................................                   1,135                    2,480
      Other (income) expense, net ............................                      37                      (40)
                                                                             ---------                ---------
Income (loss) before income taxes ............................                  (7,066)                   1,520
Income tax expense (benefit) .................................                  (1,526)                     629
                                                                             ---------                ---------
      Net income (loss) ......................................               $  (5,540)               $     891
                                                                             =========                =========

Earnings (loss) per common share:
      Diluted earnings (loss) per share ......................               $   (0.72)               $    0.11
      Basic earnings (loss) per share ........................               $   (0.72)               $    0.12
Average shares outstanding:
      Diluted ................................................                   7,705                    8,068
      Basic ..................................................                   7,705                    7,680

1) Includes a $9.8 million pre-tax impairment charge on trailers in the three months ended September 30, 2003.

2) Includes a $914 thousand pre-tax write-off of unamortized loan origination costs for refinancing the Company's line of credit in the three months ended September 30, 2002.